AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) to the Employment Agreement (the “Agreement”) dated as of October 21, 2018 (the “Effective Date”), as it may have been amended from time-to-time (including on September 9, 2022), by and between Twist Bioscience Corporation, a Delaware corporation, with an address at 681 Gateway Boulevard, South San Francisco, CA 94080 (“Twist”), and James Thorburn, an individual (“Employee” or “you”), is entered into and made effective as of March 20, 2024 (the “Amendment Effective Date”). Twist and you shall be hereinafter referred to individually as a “Party” or collectively as the “Parties”.

WHEREAS, Twist desires to continue employing you, and you desire to continue being employed by Twist, with modified terms of employment, and;

WHEREAS, the Parties now wish to amend the Agreement in accordance with the terms set forth below; and

NOW, THEREFORE, for and in consideration of the premises and mutual promises herein contained, the Parties hereby agree that the Agreement is amended as follows:

1.Section 1(a) shall be deleted in its entirety and replaced with the following:

For the term of your employment under this Agreement (your “Employment”), the Company agrees to employ you in the position of Strategic Advisor. You shall report to the Company’s President & Chief Operating Officer. You shall perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by the Company's President & Chief Operating Officer. Your position shall continue to be “at will” pursuant to Section 3(a), but the terms and conditions of this Agreement shall in any event expire as of October 1, 2024.

2.The last sentence in Section 2(a) shall be deleted in its entirety and be replaced with the following:

“Your Base Salary may be reviewed on an annual basis by the Company based upon available market data.”

3.The following sentence shall be added to the end of Section 4(b):

The Severance Period shall be reduced by one day for each day subsequent to March 31, 2024, such that the Severance Period shall equal zero days on or after October 1, 2024.

4.The following clause shall be deleted from Section 4(h), with subsections (ii), (iii) and (iv) renumbered to (i), (ii) and (iii) accordingly:

“(i) A material diminution in your authority, duties or responsibilities;”

5.Except to the extent amended hereby, all other terms, provisions and conditions set forth in the Agreement shall remain unchanged and in full force and effect. The Agreement and this Amendment shall be read and construed together as a single agreement and the term “Agreement” used in the Agreement shall be deemed a reference to the Agreement as amended by this Amendment.

6.If this Amendment is entered into by electronic signatures by all Parties, each Party shall receive a fully electronically signed version as an electronic file (pdf format), each recognized as an original.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by the Party’s duly authorized representatives as of the Amendment Effective Date.

Twist Bioscience Corporation     James Thorburn

By:___/s/ Emily Leproust, Ph.D. ____ By:___/s/ James Thorburn______________
(Signature) (Signature)

Name: Emily Leproust, Ph.D.

Title: Chief Executive Officer

Date:__3/26/2024___________________ Date: __3/27/2024____________________